Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 25, 2018 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported a net loss of $4.8 million, or $0.02 per share, for the three months ended December 31, 2017. The net loss for the three months ended December 31, 2017 includes a $49.2 million increase to income tax expense related to the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 and $5.9 million of severance benefits and branch closure costs resulting from our plan to reduce operating expenses announced in December 2017. Adjusted for the aforementioned items, net income totaled $48.2 million, or $0.17 per diluted share, for the three months ended December 31, 2017, compared to net income of $45.8 million, or $0.16 per diluted share, for the three months ended September 30, 2017, and net income of $52.5 million, or $0.18 per diluted share, for the three months ended December 31, 2016. (1)

For the year ended December 31, 2017, net income totaled $126.7 million, or $0.43 per diluted share. Net income adjusted for items above totaled $179.6 million, or $0.62 per diluted share, for the year ended December 31, 2017, compared to $192.1 million, or $0.64 per diluted share, for the year ended December 31, 2016. (1)

The Company also announced today that its Board of Directors declared a cash dividend of $0.09 per share to be paid on February 23, 2018 for stockholders of record as of February 9, 2018.

Kevin Cummings, President and CEO commented, “Net interest margin expansion, expense control, strong deposit growth and asset quality metrics highlight our strong fourth quarter results.”

Mr. Cummings also commented on this quarter’s significant items, “Although our fourth quarter results were impacted by tax reform and expenses related to our plan to reduce operating expenses, the lower corporate tax rate and our expense control efforts will benefit our shareholders going forward.”

Performance Highlights

•	Total assets increased $347.2 million, or 1.4%, to $25.13 billion at December 31, 2017 from $24.78 billion at September 30, 2017.

•
Total deposits increased $481.2 million, or 2.9%, from $16.88 billion at September 30, 2017 to $17.36 billion at December 31, 2017. Loan to deposit ratio declined to 116% at December 31, 2017 from 118% at September 30, 2017 and 123% at December 31, 2016.

•
Net interest income for the three months ended December 31, 2017 was $174.7 million, a 2.2% increase compared to the three months ended September 30, 2017 and a 3.5% increase compared to the three months ended December 31, 2016.

•	Net interest margin for the three months ended December 31, 2017 was 2.90%, a 3 basis point increase compared to the three months ended September 30, 2017.

•
Excluding severance benefits and branch closure costs of $5.9 million, non-interest expenses were $103.6 million for the three months ended December 31, 2017 compared to $103.3 million for the three months ended September 30, 2017. The efficiency ratio adjusted for the items mentioned above declined to 56.62% for the three months ended December 31, 2017 from 57.60% for the three months ended September 30, 2017.(1)

•
For the three months and year ended December 31, 2017, income tax expense includes a $49.2 million estimated impact from the Tax Act due to the revaluation of our net deferred tax asset. The final impact of the Tax Act may differ from this estimate due to, among other things, changes in interpretations and assumptions made by the Company, additional guidance that may be issued and actions that the Company may take.

Financial Performance Overview

Fourth Quarter 2017 compared to Third Quarter 2017

For the fourth quarter of 2017, net loss totaled $4.8 million, a decrease of $50.6 million as compared to net income of $45.8 million in the third quarter of 2017. Income before income tax expense decreased $5.3 million over the same periods. The changes in net income on a sequential quarter basis are highlighted below.

Net interest income increased by $3.8 million, or 2.2%, as compared to the third quarter of 2017. Changes within interest income and expense categories are as follows:

•
An increase in interest and dividend income of $4.6 million, or 2.0%, to $230.3 million as compared to the third quarter of 2017 primarily attributed to a $146.2 million increase in the average balance of net loans from continued loan origination growth and a 3 basis point increase in the weighted average loan yield to 4.13%, predominately driven by higher average yields on new loan originations.

•
Prepayment penalties, which are included in interest income, totaled $5.7 million for the three months ended December 31, 2017 as compared to $5.4 million for the three months ended September 30, 2017.

•
Interest expense increased $774,000, primarily attributable to an increase in the average balance of total interest-bearing liabilities of $224.8 million, or 1.2%, to $19.16 billion. The weighted average cost of interest-bearing liabilities for the three months ended December 31, 2017 remained consistent at 1.16%.

The net interest margin increased 3 basis points to 2.90% for the three months ended December 31, 2017 compared to the three months ended September 30, 2017, primarily driven by higher loan yields.
Total non-interest expenses were $109.5 million for the three months ended December 31, 2017, an increase of $6.2 million, or 6.0%, as compared to the third quarter of 2017. In December 2017, we announced a plan to reduce operating expenses including a workforce reduction and the closure of branches. This plan resulted in the recognition of $5.9 million of expenses during the three months ended December 31, 2017 attributed to $3.4 million of severance benefits and $2.5 million related to the branch closures.

In December 2017, the Tax Act was enacted and resulted in the Company recognizing a $49.2 million increase to income tax expense during the three months ended December 31, 2017. Income tax expense was $73.7 million for the three months ended December 31, 2017 and $28.4 million for the three months ended September 30, 2017. The effective tax rate was 106.9% for the three months ended December 31, 2017 and 38.3% for the three months ended September 30, 2017. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $144,000 for the three months ended December 31, 2017 and $127,000 for the three months ended September 30, 2017.

Fourth Quarter 2017 compared to Fourth Quarter 2016

For the fourth quarter of 2017, net loss totaled $4.8 million, a decrease of $57.2 million as compared to net income of $52.5 million in the fourth quarter of 2016. Income before income tax expense decreased $14.5 million over the same periods. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, fourth quarter of 2017 net interest income increased by $6.0 million, or 3.5%, as compared to the fourth quarter of 2016 due to:

•
An increase in interest and dividend income of $22.2 million, or 10.7%, to $230.3 million primarily as a result of a $1.52 billion increase in the average balance of net loans from continued loan origination growth. The weighted average yield on net loans increased 1 basis point to 4.13% primarily driven by higher average yields on new loan origination volume, offset by a decrease in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $5.7 million for the three months ended December 31, 2017 as compared to $7.4 million for the three months ended December 31, 2016.

•
Interest expense increased $16.3 million, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 25 basis points to 1.16% for the three months ended December 31, 2017. Additionally, the average balance of interest-bearing deposits increased $1.73 billion, or 13.4%, to $14.69 billion for the three months ended December 31, 2017 and the average balance of total borrowed funds increased $212.0 million, or 5.0%, to $4.47 billion.

The net interest margin decreased 17 basis points year over year to 2.90% for the three months ended December 31, 2017 from 3.07% for the three months ended December 31, 2016, primarily driven by higher costs of interest-bearing liabilities.

Total non-interest expenses increased $20.5 million, or 23.0%, year over year. In December 2017, we announced a plan to reduce operating expenses including a workforce reduction and the closure of branches. This plan resulted in the recognition of $5.9 million of expenses during the three months ended December 31, 2017 attributed to $3.4 million of severance benefits and $2.5 million related to the branch closures. For the three months ended December 31, 2017, compensation and fringe benefits increased $7.3 million, excluding the workforce reduction severance benefits, due to additions to our staff to support continued growth and continued build out of our risk management and operating infrastructure. Additionally, professional fees increased $3.1 million largely attributable to our bank secrecy act and anti-money laundering (“BSA”) remediation efforts. Data processing and communication expense increased $1.6 million and federal insurance premiums increased $1.1 million for the three months ended December 31, 2017.

In December 2017, the Tax Act was enacted and resulted in the Company recognizing a $49.2 million increase to income tax expense during the three months ended December 31, 2017. Income tax expense was $73.7 million for the three months ended December 31, 2017 and $31.0 million for the three months ended December 31, 2016. The effective tax rate was 106.9% for the three months ended December 31, 2017 and 37.1% for the three months ended December 31, 2016. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $144,000 for the three months ended December 31, 2017 and $2.2 million for the three months ended December 31, 2016.

Year Ended December 31, 2017 compared to Year Ended December 31, 2016

Net income decreased by $65.4 million year over year to $126.7 million for the year ended December 31, 2017. Income before income tax expense decreased $18.5 million over the same periods. The change in net income year over year is the result of the following:

Net interest income increased by $39.6 million, or 6.2%, as compared to the year ended December 31, 2016 due to:

•
Total interest and dividend income increased by $88.2 million, or 11.1%, to $881.7 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily attributed to a $1.93 billion increase in the average balance of net loans from continued loan origination growth in the commercial loan portfolio. This increase was partially offset by a 6 basis point decrease in the weighted average loan yield to 4.04% including the impact of a decrease in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $17.3 million for the year ended December 31, 2017, as compared to $22.0 million for the year ended December 31, 2016.

•
Total interest expense increased by $48.6 million, or 31.7%, to $201.9 million for the year ended December 31, 2017, as compared to the year ended December 31, 2016. The increase was primarily attributed to an increase in the average balance of total interest-bearing liabilities of $2.23 billion, or 13.6%, to $18.61 billion for the year ended December 31, 2017. In addition, the weighted average cost of interest-bearing liabilities increased 14 basis points to 1.08% for the year ended December 31, 2017.

The net interest margin decreased 15 basis points to 2.89% for the year ended December 31, 2017 from 3.04% for the year ended December 31, 2016, primarily driven by higher costs of interest-bearing liabilities.

Total non-interest income was $35.6 million for the year ended December 31, 2017, a decrease of $1.6 million, or 4.2%, as compared to the year ended December 31, 2016. The decrease was driven by a $1.8 million decrease in gain on securities transactions, a $1.6 million decrease in gain on loans and a $1.1 million decrease in other income attributed to non-depository investment products. These decreases were partially offset by an increase of $3.2 million in fees and service charges.

Total non-interest expenses were $418.6 million for the year ended December 31, 2017, an increase of $60.0 million, or 16.7%, as compared to the year of 2016. In December 2017, we announced a plan to reduce operating expenses including a workforce reduction and the closure of branches. This plan resulted in the recognition of $5.9 million of expenses during the three months ended December 31, 2017 attributed to $3.4 million of severance benefits and $2.5 million related to the branch closures. In addition, professional fees increased $18.7 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016, largely attributable to BSA remediation efforts and the continued risk management infrastructure enhancements. Compensation and fringe benefits increased $17.1 million, excluding the workforce reduction severance benefits, for the year ended December 31, 2017 as a result of additions to our staff to support continued growth and continued build out of our risk management and operating infrastructure, as well as normal merit increases, partially offset by lower pension costs. Advertising and promotional expenses increased $5.8 million due to our current advertising campaigns and federal insurance premiums increased $4.4 million for the year ended December 31, 2017.
In December 2017, the Tax Act was enacted and resulted in the Company recognizing a $49.2 million increase to income tax expense during the year ended December 31, 2017. Income tax expense was $153.8 million for the year ended December 31, 2017 compared to $106.9 million for the year ended December 31, 2016. The effective tax rate was 54.8% for the year ended December 31, 2017 and 35.8% for the year ended December 31, 2016. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $1.7 million for the year ended December 31, 2017 and $10.4 million for the year ended December 31, 2016.

Asset Quality

Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended December 31, 2017, our provision for loan losses was $4.5 million, compared to $1.8 million for the three months ended September 30, 2017 and $4.8 million for the three months ended December 31, 2016. For the three months ended December 31, 2017, net charge-offs were $3.6 million compared to net charge-offs of $1.7 million for the three months ended September 30, 2017 and net recoveries of $73,000 for the three months ended December 31, 2016. Our provision for loan losses was $16.3 million for the year ended December 31, 2017 compared with $19.8 million for the year ended December 31, 2016. For the year ended December 31, 2017, net charge-offs were $13.7 million compared to $9.9 million for the year ended December 31, 2016.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans were $135.7 million, or 0.68% of total loans, at December 31, 2017 compared to $125.7 million, or 0.63% of total loans, at September 30, 2017 and $94.3 million, or 0.50% of total loans, at December 31, 2016. We continue to proactively and diligently work to resolve our troubled loans.

At December 31, 2017, there were $43.9 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.3 million were residential and consumer loans, $14.5 million were commercial real estate loans and $1.3 million were commercial and industrial loans and $918,000 were multi-family loans. TDRs of $11.0 million were classified as accruing and $33.0 million were classified as non-accrual at December 31, 2017.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	126	$20.0	108	$21.5	86	$14.2	103	$29.2	116	$27.1
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	5	6.3	10	15.8	4	10.4	6	14.7	2	5.3
Commercial real estate	5	4.6	6	32.3	2	1.9	13	38.8	3	6.4
Commercial and industrial	11	4.3	8	0.6	6	0.6	6	1.1	4	0.8
Total 30 to 59 days past due	147	35.2	132	70.2	98	27.1	128	83.8	125	39.6
60 to 89 days past due:
Residential and consumer	50	8.2	47	7.7	35	5.8	51	8.3	57	10.8
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	2	7.7	—	—	—	—	—	—	1	1.1
Commercial real estate	2	0.8	2	1.0	—	—	7	8.4	8	32.0
Commercial and industrial	—	—	2	1.4	1	0.3	1	0.6	4	0.9
Total 60 to 89 days past due	54	16.7	51	10.1	36	6.1	59	17.3	70	44.8
Total accruing past due loans	201	$51.9	183	$80.3	134	$33.2	187	$101.1	195	$84.4
Non-accrual:
Residential and consumer	427	$76.4	417	$74.3	447	$81.0	470	$76.2	478	$79.9
Construction	1	0.3	—	—	—	—	—	—	—	—
Multi-family	5	15.0	4	14.2	6	19.0	2	0.5	2	0.5
Commercial real estate	37	34.0	31	35.3	36	75.6	24	8.2	24	9.2
Commercial and industrial	11	10.0	6	1.9	5	1.8	4	2.2	8	4.7
Total non-accrual loans	481	$135.7	458	$125.7	494	$177.4	500	$87.1	512	$94.3
Accruing troubled debt restructured loans	49	$11.0	58	$13.4	45	$11.7	47	$12.2	42	$9.4
Non-accrual loans to total loans		0.68%		0.63%		0.89%		0.45%		0.50%
Allowance for loan losses as a percent of non-accrual loans		170.17%		183.09%		129.68%		265.16%		242.24%
Allowance for loan losses as a percent of total loans		1.15%		1.15%		1.16%		1.18%		1.21%

Balance Sheet Summary

Total assets increased $1.95 billion, or 8.4%, to $25.13 billion at December 31, 2017 from December 31, 2016. Net loans increased $1.28 billion, or 6.9%, to $19.85 billion at December 31, 2017, securities increased $368.4 million, or 10.8%, to $3.78 billion at December 31, 2017, and cash increased $454.2 million to $618.4 million at December 31, 2017 from December 31, 2016.

The detail of the loan portfolio (including PCI loans) is below:

	December 31, 2017	September 30, 2017	December 31, 2016
	(In thousands)
Commercial Loans:
Multi-family loans	$7,802,835	7,854,759	7,459,131
Commercial real estate loans	4,548,101	4,667,113	4,452,300
Commercial and industrial loans	1,625,375	1,501,235	1,275,283
Construction loans	416,883	397,929	314,843
Total commercial loans	14,393,194	14,421,036	13,501,557
Residential mortgage loans	5,026,517	4,872,872	4,711,880
Consumer and other	671,137	655,021	597,265
Total Loans	20,090,848	19,948,929	18,810,702
Deferred fees and premiums on purchased loans, net	(7,778)	(11,701)	(12,474)
Allowance for loan losses	(230,969)	(230,071)	(228,373)
Net loans	$19,852,101	19,707,157	18,569,855

During the year ended December 31, 2017, we originated $1.16 billion in multi-family loans, $705.1 million in commercial real estate loans, $663.4 million in commercial and industrial loans, $516.5 million in residential loans, $414.2 million in construction loans and $133.0 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2017, we purchased loans totaling $442.2 million from these entities. In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $140.2 million during the year ended December 31, 2017.

The allowance for loan losses increased by $2.6 million to $231.0 million at December 31, 2017 from $228.4 million at December 31, 2016. The increase in our allowance for loan losses from December 31, 2016 is due to the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At December 31, 2017, our allowance for loan losses as a percent of total loans was 1.15%.

Securities increased by $368.4 million, or 10.8%, to $3.78 billion at December 31, 2017 from $3.42 billion at December 31, 2016. This increase was a result of purchases partially offset by paydowns and sales.

Deposits increased by $2.08 billion, or 13.6%, from $15.28 billion at December 31, 2016 to $17.36 billion at December 31, 2017. Checking accounts increased $1.24 billion to $7.33 billion at December 31, 2017 from $6.09 billion at December 31, 2016. Core deposits (savings, checking and money market) represented approximately 80% of our total deposit portfolio at both December 31, 2017 and December 31, 2016.

Borrowed funds decreased by $84.7 million, or 1.9%, to $4.46 billion at December 31, 2017 from $4.55 billion at December 31, 2016. Borrowings were reduced as a result of our deposit gathering efforts during 2017.

Stockholders’ equity increased by $2.2 million to $3.13 billion at December 31, 2017 from $3.12 billion at December 31, 2016, primarily attributed to net income of $126.7 million and share-based plan activity of $36.2 million for the year ended December 31, 2017. These increases were partially offset by cash dividends of $0.33 per share totaling $101.6 million and the repurchase of 4.5 million shares of common stock for $59.1 million during the year ended December 31, 2017. The Bank remains significantly above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 11.00% at December 31, 2017.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2017 operated from its corporate headquarters in Short Hills, New Jersey and 156 branches located throughout New Jersey and New York.

Earnings Conference Call January 26, 2018 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Friday, January 26, 2018 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10115533

A telephone replay will be available beginning on January 26, 2018 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 26, 2018. The replay number is (877) 344-7529, password 10115533. The conference call will also be simultaneously webcast on the Company’s website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2017	September 30, 2017	December 31, 2016
	(unaudited)	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$618,394	413,322	164,178
Securities available-for-sale, at estimated fair value	1,987,727	1,949,429	1,660,433
Securities held-to-maturity, net (estimated fair value of $1,820,125, $1,769,179 and $1,782,801 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively)	1,796,621	1,733,751	1,755,556
Loans receivable, net	19,852,101	19,707,157	18,569,855
Loans held-for-sale	5,185	6,975	38,298
Federal Home Loan Bank stock	231,544	232,814	237,878
Accrued interest receivable	72,855	73,203	65,969
Other real estate owned	5,830	4,336	4,492
Office properties and equipment, net	180,231	177,569	177,417
Net deferred tax asset	121,663	222,573	222,277
Bank owned life insurance	155,635	154,719	161,940
Goodwill and intangible assets	97,665	99,567	101,839
Other assets	3,793	6,588	14,543
Total assets	$25,129,244	24,782,003	23,174,675
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,357,697	16,876,469	15,280,833
Borrowed funds	4,461,533	4,484,869	4,546,251
Advance payments by borrowers for taxes and insurance	104,308	125,505	105,851
Other liabilities	80,255	140,028	118,495
Total liabilities	22,003,793	21,626,871	20,051,430
Stockholders’ equity	3,125,451	3,155,132	3,123,245
Total liabilities and stockholders’ equity	$25,129,244	24,782,003	23,174,675

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$204,017	201,069	187,912	783,938	715,901
Securities:
GSE obligations	275	175	8	486	36
Mortgage-backed securities	19,015	17,829	15,631	70,827	60,211
Equity	31	30	51	139	198
Municipal bonds and other debt	2,329	2,229	1,665	10,762	7,713
Interest-bearing deposits	1,005	875	88	2,164	342
Federal Home Loan Bank stock	3,645	3,557	2,724	13,367	9,120
Total interest and dividend income	230,317	225,764	208,079	881,683	793,521
Interest expense:
Deposits	33,723	32,300	20,418	113,543	82,057
Borrowed funds	21,904	22,553	18,951	88,364	71,279
Total interest expense	55,627	54,853	39,369	201,907	153,336
Net interest income	174,690	170,911	168,710	679,776	640,185
Provision for loan losses	4,500	1,750	4,750	16,250	19,750
Net interest income after provision for loan losses	170,190	169,161	163,960	663,526	620,435
Non-interest income:
Fees and service charges	5,360	5,076	4,223	20,326	17,148
Income on bank owned life insurance	916	935	1,156	3,742	4,423
Gain on loans, net	263	726	1,271	3,187	4,787
Gain on securities transactions	—	—	—	1,275	3,100
(Loss) gain on sales of other real estate owned, net	(280)	446	163	591	96
Other income	1,960	1,212	1,691	6,516	7,647
Total non-interest income	8,219	8,395	8,504	35,637	37,201
Non-interest expense:
Compensation and fringe benefits	58,970	57,052	48,223	227,177	206,698
Advertising and promotional expense	3,455	4,355	3,004	14,411	8,644
Office occupancy and equipment expense	17,740	14,589	14,608	61,509	56,220
Federal insurance premiums	4,500	4,500	3,383	16,610	12,183
General and administrative	763	691	724	3,030	3,131
Professional fees	8,712	8,140	5,611	38,853	20,104
Data processing and communication	6,871	5,719	5,222	24,364	21,043
Other operating expenses	8,463	8,228	8,235	32,620	30,541
Total non-interest expenses	109,474	103,274	89,010	418,574	358,564
Income before income tax expense	68,935	74,282	83,454	280,589	299,072
Income tax expense	73,689	28,437	30,989	153,845	106,947
Net (loss) income	$(4,754)	45,845	52,465	126,744	192,125
Basic (loss) earnings per share	$(0.02)	0.16	0.18	0.44	0.65
Diluted (loss) earnings per share	$(0.02)	0.16	0.18	0.43	0.64

Basic weighted average shares outstanding	288,739,899	289,715,414	290,751,171	290,183,952	297,580,834
Diluted weighted average shares outstanding	288,739,899	290,890,307	292,623,922	291,966,475	300,954,885

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$398,950	1,005	1.01%	$379,670	875	0.92%	$154,678	88	0.23%
Securities available-for-sale	1,977,066	10,332	2.09%	1,901,626	9,674	2.03%	1,574,840	7,165	1.82%
Securities held-to-maturity	1,747,492	11,318	2.59%	1,672,675	10,589	2.53%	1,778,239	10,190	2.29%
Net loans	19,779,541	204,017	4.13%	19,633,388	201,069	4.10%	18,258,406	187,912	4.12%
Federal Home Loan Bank stock	232,077	3,645	6.28%	241,033	3,557	5.90%	224,917	2,724	4.84%
Total interest-earning assets	24,135,126	230,317	3.82%	23,828,392	225,764	3.79%	21,991,080	208,079	3.78%
Non-interest earning assets	756,703			759,203			794,131
Total assets	$24,891,829			$24,587,595			$22,785,211

Interest-bearing liabilities:
Savings	$2,126,490	2,342	0.44%	$2,076,769	2,174	0.42%	$2,087,267	1,620	0.31%
Interest-bearing checking	4,731,338	11,379	0.96%	4,422,930	10,883	0.98%	3,901,601	5,070	0.52%
Money market accounts	4,286,045	9,594	0.90%	4,320,547	9,478	0.88%	4,094,678	6,737	0.66%
Certificates of deposit	3,545,263	10,408	1.17%	3,481,135	9,765	1.12%	2,873,374	6,991	0.97%
Total interest-bearing deposits	14,689,136	33,723	0.92%	14,301,381	32,300	0.90%	12,956,920	20,418	0.63%
Borrowed funds	4,470,651	21,904	1.96%	4,633,628	22,553	1.95%	4,258,697	18,951	1.78%
Total interest-bearing liabilities	19,159,787	55,627	1.16%	18,935,009	54,853	1.16%	17,215,617	39,369	0.91%
Non-interest-bearing liabilities	2,560,328			2,485,667			2,450,879
Total liabilities	21,720,115			21,420,676			19,666,496
Stockholders’ equity	3,171,714			3,166,919			3,118,715
Total liabilities and stockholders’ equity	$24,891,829			$24,587,595			$22,785,211

Net interest income		$174,690			$170,911			$168,710

Net interest rate spread			2.66%			2.63%			2.87%

Net interest earning assets	$4,975,339			$4,893,383			$4,775,463

Net interest margin			2.90%			2.87%			3.07%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.26	X		1.28	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	Year Ended
	December 31, 2017			December 31, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$272,382	2,164	0.79%	$144,610	342	0.24%
Securities available-for-sale	1,850,586	37,291	2.02%	1,398,373	25,515	1.82%
Securities held-to-maturity	1,704,333	44,923	2.64%	1,836,692	42,643	2.32%
Net loans	19,414,842	783,938	4.04%	17,479,932	715,901	4.10%
Federal Home Loan Bank stock	243,409	13,367	5.49%	204,735	9,120	4.45%
Total interest-earning assets	23,485,552	881,683	3.75%	21,064,342	793,521	3.77%
Non-interest earning assets	758,134			779,138
Total assets	$24,243,686			$21,843,480

Interest-bearing liabilities:
Savings	$2,107,363	8,395	0.40%	$2,096,769	6,304	0.30%
Interest-bearing checking	4,383,110	37,091	0.85%	3,381,909	16,268	0.48%
Money market accounts	4,240,775	34,366	0.81%	3,925,095	25,621	0.65%
Certificates of deposit	3,202,312	33,691	1.05%	3,161,843	33,864	1.07%
Total interest bearing deposits	13,933,560	113,543	0.81%	12,565,616	82,057	0.65%
Borrowed funds	4,675,626	88,364	1.89%	3,816,087	71,279	1.87%
Total interest-bearing liabilities	18,609,186	201,907	1.08%	16,381,703	153,336	0.94%
Non-interest bearing liabilities	2,468,005			2,289,036
Total liabilities	21,077,191			18,670,739
Stockholders’ equity	3,166,495			3,172,741
Total liabilities and stockholders’ equity	$24,243,686			$21,843,480

Net interest income		$679,776			$640,185

Net interest rate spread			2.67%			2.83%

Net interest earning assets	$4,876,366			$4,682,639

Net interest margin			2.89%			3.04%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Return on average assets	(0.08)%	0.75%	0.92%	0.52%	0.88%
Return on average assets, adjusted (2)	0.77%	0.75%	0.92%	0.74%	0.88%
Return on average equity	(0.60)%	5.79%	6.73%	4.00%	6.06%
Return on average equity, adjusted (2)	6.08%	5.79%	6.73%	5.67%	6.06%
Return on average tangible equity	(0.62)%	5.98%	6.96%	4.13%	6.26%
Return on average tangible equity, adjusted (2)	6.28%	5.98%	6.96%	5.86%	6.26%
Interest rate spread	2.66%	2.63%	2.87%	2.67%	2.83%
Net interest margin	2.90%	2.87%	3.07%	2.89%	3.04%
Efficiency ratio	59.85%	57.60%	50.23%	58.51%	52.93%
Efficiency ratio, adjusted (2)	56.62%	57.60%	50.23%	57.68%	52.93%
Non-interest expense to average total assets	1.76%	1.68%	1.56%	1.73%	1.64%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.26	1.28	1.26	1.29

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

		December 31, 2017	September 30, 2017	December 31, 2016
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.61%	0.58%	0.47%
Non-performing loans as a percent of total loans		0.73%	0.70%	0.55%
Allowance for loan losses as a percent of non-accrual loans		170.17%	183.09%	242.24%
Allowance for loan losses as a percent of total loans		1.15%	1.15%	1.21%

Capital Ratios:
Tier 1 Leverage Ratio (1)		11.00%	11.38%	12.03%
Common equity tier 1 risk-based (1)		13.94%	14.29%	14.75%
Tier 1 Risk-Based Capital (1)		13.94%	14.29%	14.75%
Total Risk-Based Capital (1)		15.13%	15.47%	15.99%
Equity to total assets (period end)		12.44%	12.73%	13.48%
Average equity to average assets		12.74%	12.88%	13.69%
Tangible capital to tangible assets (2)		12.10%	12.38%	13.10%
Book value per common share (2)		$10.64	$10.74	$10.53
Tangible book value per common share (2)		$10.31	$10.40	$10.18

Other Data:
Number of full service offices		156	155	151
Full time equivalent employees		1,931	1,973	1,829

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	December 31, 2017	September 30, 2017	December 31, 2016

Total stockholders’ equity	$3,125,451	3,155,132	3,123,245
Goodwill and intangible assets	97,665	99,567	101,839
Tangible stockholders’ equity	$3,027,786	3,055,565	3,021,406

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(52,944,765)	(52,894,393)	(49,621,464)
Shares outstanding	306,126,087	306,176,459	309,449,388
Unallocated ESOP shares	(12,316,149)	(12,434,574)	(12,789,847)
Book value shares	293,809,938	293,741,885	296,659,541

Book Value Per Share	$10.64	$10.74	$10.53

Tangible Book Value per Share	$10.31	$10.40	$10.18

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(dollars in thousands, except share data)

Net (Loss) Income and Diluted EPS, as adjusted

	For the Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Income before income tax expense	$68,935	74,282	83,454	280,589	299,072
Income tax expense	73,689	28,437	30,989	153,845	106,947
Net (loss) income	$(4,754)	45,845	52,465	126,744	192,125
Effective tax rate	106.9%	38.3%	37.1%	54.8%	35.8%

Compensation and fringe benefits (1)	$3,409	—	—	3,409	—
Office occupancy and equipment expense (2)	2,496	—	—	2,496	—
Total non-interest expense adjustments	5,905	—	—	5,905	—
Non-interest expense adjustments, net of tax	3,804	—	—	3,702	—

Tax reform impact (3)	49,164	—	—	49,164	—
Adjusted net income	$48,214	45,845	52,465	179,610	192,125
Adjusted tax rate	35.6%	38.3%	37.1%	37.3%	35.8%

Adjusted diluted earnings per share	$0.17	0.16	0.18	0.62	0.64

Weighted average diluted shares (4)	290,419,182	290,890,307	292,623,922	291,966,475	300,954,885

Performance Ratios, as adjusted
	For the Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Total non-interest expense	$109,474	103,274	89,010	418,574	358,564
Net interest income	174,690	170,911	168,710	679,776	640,185
Total non-interest income	8,219	8,395	8,504	35,637	37,201

Efficiency ratio	59.85%	57.60%	50.23%	58.51%	52.93%

Compensation and fringe benefits (1)	3,409	—	—	3,409	—
Office occupancy and equipment expense (2)	2,496	—	—	2,496	—
Adjusted non-interest expense	$103,569	103,274	89,010	412,669	358,564

Adjusted efficiency ratio	56.62%	57.60%	50.23%	57.68%	52.93%

Average tangible equity	$3,073,035	3,066,752	3,016,484	3,066,073	3,068,885
Average equity	$3,171,714	3,166,919	3,118,715	3,166,495	3,172,741
Average assets	$24,891,829	24,587,595	22,785,211	24,243,686	21,843,480

Adjusted return on average assets	0.77%	0.75%	0.92%	0.74%	0.88%
Adjusted return on average equity	6.08%	5.79%	6.73%	5.67%	6.06%
Adjusted return on average tangible equity	6.28%	5.98%	6.96%	5.86%	6.26%

(1) Compensation and fringe benefits includes severance benefits related to the workforce reduction announced in December 2017.
(2) Office occupancy and equipment expense includes costs related to the branch closures announced in December 2017.
(3) Increase to income tax expense related to the enactment of the Tax Act.
(4) Adjusted diluted earnings per share for the three months ended December 31, 2017 includes the effects of dilutive common stock equivalents.